Exhibit (k)(2)

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

CLASS S SHARES

EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (the “Agreement”) is dated as of the 31st day of July, 2025, by and between CAIS Sports, Media and Entertainment Fund, a Delaware statutory trust (the “Fund”), and CAIS Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated as of July 31, 2025, entered into between the Fund and the Adviser (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Adviser have agreed to limit the expenses of the Fund on the terms and conditions set forth in the expense limitation and reimbursement agreement, dated as of July 31, 2025 entered into between the Fund and the Adviser (the “Expense Limitation Agreement”); and

WHEREAS, the Fund’s Board of Trustees (the “Board”) and the Adviser have determined that it is appropriate and in the best interests of the Fund reimburse a portion of certain expenses of the Class S Shares of the Fund and, therefore, have entered into this Agreement in order to reimburse the Fund’s Class S expenses as set forth herein.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.	Reimbursement of Other Expenses

The Adviser hereby agrees to reimburse a portion of the total annual Expenses (as defined herein) of Class S Shares of the Fund equal to: (i) 0.10% of Class S’s quarterly net assets if Class S’s total net assets are equal to or greater than $150,000,000 but less than $250,000,000; (ii) 0.15% of Class S’s quarterly net assets if Class S’s total net assets are equal to or greater than $250,000,000 but less than $500,000,000; and (iii) 0.20% of Class S’s quarterly net assets if Class S’s total net assets are equal to or greater than $500,000,000.

2.	Definitions

For purposes of this Agreement, the term “Expenses” with respect to Class S Shares includes all operating and other expenses of the Fund incurred in connection with Class S Shares other than “Excluded Expenses,” as such term is defined in the Expense Limitation Agreement.

3.	Term

This Agreement shall become effective upon effectiveness of the Investment Advisory Agreement and shall remain in effect for a one-year term beginning with the effective date of the Fund’s registration statement and ending on the one year anniversary thereof, unless sooner terminated as provided in Paragraph 4 of this Agreement, and shall thereafter continue in effect for successive one year periods by the mutual agreement of the Fund and the Adviser.

4.	Termination

This Agreement may be terminated at any time, and without payment of any penalty, by the Board. This agreement may not be terminated by the Adviser without the consent of the Board. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

5.	Assignment

This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.	Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including, but not limited to, the 1940 Act, the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the day and year first written above.

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

By:	/s/ Terrence McCarthy
Name:	Terrence McCarthy
Title:	Chief Financial Officer

CAIS ADVISORS LLC

By:	/s/ Michael Richman
Name:	Michael Richman
Title:	Chief Legal Officer

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